Consent of Ernst & Young, Independent Auditors

     We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Lincoln National Corporation Employees' Savings and Profit-Sharing Plan of our reports (a) dated February 11, 1993, with respect to the consolidated financial statements and schedules of Lincoln National Corporation included and incorporated by reference in its Annual Report (Form 10-K) and (b) dated June 4, 1993, with respect to the financial statements of Lincoln National Corporation Employees' Savings and Profit-Sharing Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1992, filed with the Securities and Exchange Commission.

     Fort Wayne, Indiana
     March 10, 1994

     /S/ Ernst & Young
     Ernst & Young